EXHIBIT 99.1

Los Angeles, CA - June 2, 2004 - eUniverse, Inc. (EUNI.PK), d/b/a Intermix Media, announced today that James R. Quandt of Hudson Highland Group, one of the world’s leading recruitment and human resource consultancies, has joined the Intermix Media Board of Directors. Quandt, an accomplished executive with an impressive background, has been appointed to the Board seat previously occupied by Bradley Ward, a director of the Company since October of 2003.

Currently a partner in the newly formed Hudson Highland Group, Quandt is responsible for high-level executive and board of directors engagements, with emphasis on financial and professional services organizations. An experienced corporate executive, Quandt has served on several company boards and has held CEO and President positions at a number of prestigious firms. Notably, Quandt served as the President of Standard & Poors Financial Information Services from 1991-1995.

“Jim is a welcome addition to our Board of Directors. His business and public company experience will be extremely helpful as we complete our restructuring and build the newly positioned Intermix Media Inc.,” said Richard Rosenblatt, CEO.

Prior to his position at Hudson Highland, Quandt was a senior partner at Heidrick & Struggles International, Inc. where he handled business development and client relationships. In his capacity as President and CEO at LeadersOnline, a wholly-owned subsidiary of Heidrick & Struggles International, Inc., Quandt handled corporate administration and executive operations.

“I find the Intermix Media business model fascinating and believe this company has the potential to be a dominant force in the Internet marketing world,” said Quandt. “I believe my thirty years of experience running large corporations will be put to good use by this dynamic and innovative management team.”

Other executive positions Quandt has held include: COO of Futurestep; Managing Director/Partner Korn/Ferry International; President/CEO and Vice Chairman of the Board at National Telephone & Communications, Inc.; Chairman of the Board at Bridge Information Systems, Inc.; and President and CEO of Security Pacific Brokerage, Inc.

As noted above, Quandt fills the vacancy created by the departure of director Bradley Ward, President and CEO of The Game Tree, who assisted the Company greatly during its period of transition and who recently resigned in order to focus more exclusively on the business interests of The Game Tree.

“I am glad to have been able to be a part of the re-emergence of the Company,” noted Ward. “I look forward to working with the Company in the future should the opportunity arise.”

“Bradley has been an asset to the Company during a difficult period and we are sorry to see him depart,” said Rosenblatt. “We wish him the best in his professional and personal endeavors.”

About Intermix Media

eUniverse, Inc., doing business as Intermix Media, and its subsidiaries comprise an Internet marketing enterprise that offers external marketers a compelling group of entertainment and community-oriented Internet properties through its Intermix Network operations, and that markets and distributes a select group of products and services through Alena, its product marketing unit. The Intermix Network is one of the most popular networks on the Internet with over 15 million monthly unique visitors according to Nielsen Media Metrix Comscore. The network’s content is as diverse as its audience and its 40 web sites include: shared entertainment and humor (www.flowgo.com and www.madblast.com), social networking (www.myspace.com), and casual and competitive gaming (www.gamerival.com and www.casesladder.com). Alena develops and executes online marketing strategies for exclusive innovative products, such as Hydroderm’s anti-aging skin care line and Body By Jake’s “Carbohydrate Manager.” Alena’s online expertise and methodology allows it to develop successful campaigns for its products offline, in the television, radio and print media.